UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SUPER LEAGUE ENTERPRISE, INC.

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EXPLANATORY NOTE

On October 15, 2026, Super League Enterprise, Inc. (the "Company") will be presenting at the ThinkEquity Investor Conference in New York City. The presentation will discuss the potential transaction with Metaplanet Holdings, Inc., as contemplated by certain of the proposals to be presented for stockholder consideration at the Company’s 2026 Annual Meeting of Stockholders, to be held at 10:00 a.m., Pacific Daylight Time, on October 16, 2026. A copy of the presentation and the associated transcript are set forth below as Annexes A and B, respectively.

Annex A

Annex B

Super League: The Present and the Future

Talk track and speaker notes · ThinkEquity Conference, New York · October 15, 2026 · Matt Edelman, Chairman, CEO & President

Slide 1: Super League: The Present and the Future

Thank you, and welcome. I'm Matt Edelman, Chairman and CEO of Super League, and I want to thank ThinkEquity for having us and all of you for being here.

The title of this talk is "The Present and the Future," and that is exactly how I'll spend the next twenty minutes.

I'll start with who Super League is today and the work we've done over the past eighteen months to get here. Then I'll walk you through the proposed transaction we announced in August with Metaplanet, and what Super League could become if that transaction closes.

Slide 2: Disclaimer and Forward-Looking Statements

Before I begin, a quick reminder that today's remarks include forward-looking statements. The transaction I'll discuss remains subject to shareholder approval and other closing conditions, and I'd encourage you to read our definitive proxy statement for full details and risk factors.

Slide 3: Connecting brands with players

Let me start with the present.

Super League is an audience intelligence and media activation company. Put simply, we help brands reach and influence people who play video games. That's a global population of approximately 3.3 billion people, operating inside a global advertising market of approximately one trillion dollars. It's a highly engaged audience, and we believe it is still under-monetized.

Our business is organized into three connected areas.

Our Product and Data Platform turns behavioral and psychographic signals into insight about what motivates key gaming audiences to take action around brand messaging.

Our Advertising and Marketing Solutions team puts that insight to work, designing and running programs for brands: playable ads, rewarded video, immersive mini-games, in-game ads, interactive characters and creator-led campaigns.

And our Strategic Properties give us partnerships and ownership interests in select games, which provide access to advertising inventory and gameplay data.

We deliver those programs across the major platforms where people play and watch: inside Roblox, Minecraft and Fortnite, across mobile, web, PC and connected TV games, and in collaboration with leading digital gaming talent on major digital video and social media platforms.

Slide 4: Many of the world's largest brands

For more than a decade, we have earned the trust of many of the world's largest brands, across consumer goods, media and entertainment, technology and automotive.

These relationships matter for two reasons. First, they power our advertising business today.

Second, they reflect something harder to build than a client list: a deep understanding of the psychographic, behavioral and lifestyle traits of the people who play video games.

We believe that understanding is a core asset. As you'll see in a few minutes, it's one we intend to keep building upon.

Slide 5: Building the foundation

I'll spend most of our time on the future, so I'm going to keep the history to the last eighteen months. That's the chapter that made the future possible.

I became CEO in April 2025. From that point, my focus was clear: give Super League a stable foundation from which it could pursue an open-ended future.

That took hard work. Over the course of 2025, we eliminated debt, reduced costs and stabilized the underlying business.

In October 2025, we completed a twenty-million-dollar PIPE that recapitalized and restructured the company, establishing Super League as a more stable corporate entity with a cleaner capitalization table and a stronger balance sheet.

In the second quarter of this year, we acquired the Misfits Ads division, deepening our advertising capabilities.

Then, on August 18th, we announced a definitive agreement with Metaplanet. I believe it is the most consequential transaction in our history. Our shareholders will vote on proposals related to the transaction at our Annual Meeting tomorrow, October 16th.

Slide 6: A clean, compliant, unencumbered Nasdaq company

Here's why that work matters beyond the balance sheet.

We eliminated debt. We reduced costs. We simplified our capital structure. And we stabilized the business. We did that work because it was necessary.

But it also created new possibilities: possibilities uniquely available to a clean, compliant, unencumbered Nasdaq company, in a market that rewards scale, business model diversification, cost discipline and global relevance.

Put simply, a stable platform creates options. And when the right opportunity arrived, we were in a position to act on it.

That's the bridge from the present to the future, and it's where I want to turn now.

Slide 7: Why Bitcoin

So, why Bitcoin?

You don't need to follow Bitcoin closely to understand our reasoning, so let me start with something more familiar: money itself.

Governments around the world have spent recent years expanding the supply of their currencies to meet specific needs. The benefits get most of the headlines, but there's also a cost. When more currency enters a system, each existing unit tends to be worth a little less, which lowers the value of what people have worked to save.

That isn't new. But the pace has accelerated, and it's part of why a growing number of companies, central banks and long-term investors have started paying closer attention to assets that can't simply be increased on demand.

Bitcoin is one of those assets. We believe it is a highly liquid store of value, with supply that is fixed by code rather than policy. And in our opinion, it is a key asset that a company in today's global economy can hold on its balance sheet.

That doesn't make it risk-free. Bitcoin's price can be volatile, sometimes sharply so, and nothing I say today is a prediction about where it will trade. Our conviction rests on its potential long-term properties, not its short-term path.

Slide 8: Our partner: Metaplanet

Which brings me to our partner.

Metaplanet is a Tokyo Stock Exchange-listed company building Bitcoin-based financial products and infrastructure. It adopted Bitcoin as its primary treasury reserve asset in April 2024, and in just over two years, it built one of the largest corporate Bitcoin treasuries in the world.

As of August 18th, Metaplanet held 43,000 Bitcoin, making it the third-largest corporate Bitcoin treasury among publicly traded companies globally.

On that foundation, Metaplanet operates a growing group of financial businesses: a licensed securities firm, an asset management arm, a Bitcoin income-generation business, a venture investment program, and Japan's leading Bitcoin media and education platforms.

Metaplanet had been exploring opportunities to expand in the United States. We believe its decision to build its U.S. platform through Super League is a validation of what our team has accomplished.

Slide 9: The largest single investment in Super League's history

Under the agreement we announced in August, and expressly subject to shareholder approval and other closing conditions, Metaplanet would contribute 2,100 of its own Bitcoin, together with two and a half million dollars in cash, to Super League at closing.

Using the closing price of Bitcoin on August 14th, the reference date in our agreements with Metaplanet, those 2,100 Bitcoin were worth approximately 132 million dollars. As of October 11th, that value had increased to approximately 175 million dollars. Bitcoin is volatile, so that number will move. Either way, this could be the largest single investment in Super League's history.

Three aspects of this investment stand out.

First, the Bitcoin arrives in kind. That would establish our treasury at closing, without our having to source, time and execute open-market purchases, and without the trading costs and execution risk that come with them.

Second, Metaplanet has agreed to a five-year lock-up of its common shares received at closing and issued from any warrant exercises or preferred conversions. Metaplanet is not approaching Super League as a short-term financial investment. That kind of commitment doesn't happen without conviction.

And third, it creates a platform spanning two of the world's principal capital markets: Nasdaq and the Tokyo Stock Exchange.

Slide 10: Transaction structure

Here is the structure at a high level.

Metaplanet would contribute 2,100 Bitcoin and two and a half million dollars in cash.

In exchange, it would receive 44,859,400 shares of common stock based on a subscription price of three dollars per share, approximately our closing price on the last trading day before executing the definitive agreement with Metaplanet. That share count was fixed using Bitcoin's price on August 14th, and it will not change regardless of the price of Bitcoin at closing.

Metaplanet would also receive 100 shares of Strategic Alliance Preferred Stock. Those shares provide governance rights, including the right to designate a majority of our board. They carry no liquidation preference and no preferential dividend.

Metaplanet would receive ten-year warrants to purchase up to 381 million shares in four tranches, at exercise prices that step up from three dollars to thirty-three dollars and fifty cents per share. If exercised, those warrants could provide substantial additional capital to the company over time.

And for 24 months after closing, Metaplanet would have the right, though not the obligation, to invest up to an additional 210 million dollars through Junior Liquidity Support Preferred Stock.

Separately, Evo Fund, an investor, would receive two-year warrants for up to ten million shares of common stock, half of which is exercisable at three dollars per share and half at five dollars and fifty five cents per share.

Slide 11: Built for long-term alignment

What I want you to take away from the structure is alignment.

Metaplanet's five-year lock-up covers the shares it receives at closing, as well as any shares it would receive by exercising warrants or converting preferred stock, subject to certain exceptions. That is a long-term commitment.

Certain securities are being issued at approximately our closing price on the last trading day before signing.

Importantly, Metaplanet's entire economic interest in the company would rank junior to any future preferred stock we may issue to third parties.

We would remain a Nasdaq-listed company, subject to Nasdaq approval. Upon the completion of the transaction, our board would have nine directors: five designated by Metaplanet, including its CEO, Simon Gerovich, and four continuing Super League directors, including me. Metaplanet would also designate the Chair of the board. Seven of the nine directors will be named at closing. The remaining two directors will be designated by Metaplanet after closing. I would continue as CEO, and our CFO and General Counsel are expected to continue in their roles.

That continuity matters for our employees, our customers and our brand partners.

Slide 12: Superplanet: Two businesses, one company

So, what would Super League become?

Upon closing, we would take a new name, Superplanet, Inc., and trade on Nasdaq under the ticker SUPA. The name represents both our legacy and our new partnership with Metaplanet.

I want to be direct about one thing: this is not a pivot away from our operating business. We would be launching an additional business line, running in parallel with what we already do every day.

The Bitcoin treasury is expected to become the primary driver of enterprise growth. Our gaming media and advertising business would continue alongside it as a distinct operating segment, with continuity across our management team, employees, customers and brand partners.

Two businesses, each capable of creating value on its own terms, operating under one roof.

Superplanet is designed to give U.S. investors a new way to own a Bitcoin treasury: a Nasdaq-listed company with 2,100 Bitcoin at closing, the backing of a sponsor that held 43,000 Bitcoin as of August 18th, and an operating business that generates revenue alongside the treasury.

Slide 13: A financial enterprise built on Bitcoin

Our definitive proxy statement describes the strategy we intend to pursue if the transaction closes, and the ambition is larger than simply owning Bitcoin.

The objective is to increase, over time, the amount of Bitcoin attributable to each share of our common stock. Our aim is not to hold Bitcoin passively. It is to build, in the U.S. public markets, a financial enterprise whose foundation is Bitcoin.

We intend to do that in stages.

First, establish the treasury. We would begin with an initial position contributed by Metaplanet, a long-term holder of the asset, and 2,100 Bitcoin at closing, rather than with cash waiting to be deployed. We expect to hold Bitcoin as a long-term strategic reserve, not for short-term trading.

Second, develop a capital markets capability: an ongoing program of U.S. dollar-denominated securities, with preferred stock, the structure of which is to be determined, to serve as the principal engine. That program could also include common stock and, potentially, convertible securities. We would expect to report our Bitcoin holdings and Bitcoin-per-share metrics on a periodic basis.

Third, pursue commercial and strategic opportunities. Those could include generating income from our Bitcoin and dollar reserves, launching financial and other products within the Bitcoin economy, establishing new lines of business, and strategic transactions.

None of this has been adopted yet. Our board would determine the strategy after closing and could change it. But it gives you a clear picture of where we intend to go.

Slide 14: One capital design

This is the heart of the model, and it is designed to work as a single system.

The Bitcoin treasury provides the asset base.

On top of it, we intend to use preferred stock over term debt. The preferred stock would not be short-term and could be structured as non-convertible, which means capital raised that way would not increase our common share count. It also is well-suited to a Bitcoin treasury strategy, in particular because it minimizes refinancing risk and liquidation risk.

U.S. dollar reserves would maintain our liquidity and help fund dividends on any preferred we issue, with operating income and other non-dilutive cash flow contributing as well.

And Metaplanet's investment is structured to rank behind any senior preferred stock we may issue to third parties.

Why does this matter? Super League believes the U.S. market for preferred securities issued by Bitcoin treasury companies has achieved meaningful scale, and that there is an opportunity for a new issuer to enter that market with the backing of an established sponsor's balance sheet.

The purpose of this design is to support access to the capital markets at a scale and a cost that our size alone would not ordinarily command, and to apply that access, over time, to increasing the Bitcoin attributable to each share.

One point of precision: no such series of preferred stock has been created yet, and Metaplanet has no obligation to guarantee or provide credit support for our securities.

Slide 15: Two markets. One Bitcoin position.

This model also creates something structurally distinctive.

Upon closing, Superplanet and Metaplanet would form a partnership with two listed Bitcoin treasury platforms: one in Japan and one in the United States. Each would have its own investor base and its own currency. Metaplanet would continue to secure capital in Japan, issuing yen-denominated securities. Superplanet would secure capital in the U.S., issuing dollar-denominated securities. Together, they would compound a single group-level Bitcoin position, drawing on two of the world's principal capital markets.

The Bitcoin contributed by the consolidated group is intended to remain within the group, and Superplanet's Bitcoin would be consolidated within Metaplanet's financial statements.

As a listed member of that group, Superplanet is designed to access capital at a cost and scale that may not otherwise be available to a company of its size.

Slide 16: Where gaming meets Bitcoin

Now, you might ask what a Bitcoin treasury has to do with a gaming media company. More than it might first appear.

The consumers we reach every day, people who play video games, already demonstrate comfort with digital ownership. They purchase, trade and value assets within video games based on a combination of personal conviction and in-game dynamics. We believe that behavior creates real commercial opportunity.

We've spent years helping brands build relationships with gaming audiences. We see the same potential in helping expand Bitcoin awareness and ownership within that same audience. We believe our reach into a digitally native community could position Superplanet to lead in introducing Bitcoin, and the companies building around it, to the next generation. And in time, we see the potential to develop unique programs that bring brands into the Bitcoin economy.

We don't need to force these connections. But where they meet naturally, we would strive to be one of the first.

Slide 17: Changing the ceiling

Let me bring this together.

This proposed transaction would not guarantee an outcome. Bitcoin will fluctuate. Capital markets will shift. Our execution will matter enormously. And the transaction itself remains subject to stockholder approval and other closing conditions.

But I believe the ceiling on what Super League can become, as Superplanet, would be significantly transformed.

Upon closing, we would no longer be defined solely by the scale of our current business. We would have a meaningful Bitcoin treasury, the backing of one of the largest corporate Bitcoin holders in the world, and a platform spanning Nasdaq and the Tokyo Stock Exchange.

Our ambition isn't simply to own Bitcoin. It's to build a company that combines disciplined capital allocation, an operating business with growth in its future, and the full weight of Metaplanet behind us as a majority stockholder for the long term.

For the first time in several years, we would have a business positioned to compete for capital at a scale which would be less likely to achieved on an isolated path.

Super League built the foundation. Superplanet would give us the chance to scale on top of it.

Slide 18: Superplanet logo video

[VIDEO PLAYS]

Thank you. And while I will be limited to sharing information only as available strictly within our proxy statement, I’m happy to take your questions.